Exhibit 99.6

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual General Meeting (the “Meeting”) of the shareholders of IMPERIAL METALS CORPORATION (the “Company”) will be held on Wednesday, May 26, 2021 at 9:00 a.m. (Pacific time), for the following purposes:

1.	To receive audited consolidated financial statements of the Company for the year ended December 31, 2020, together with the auditors’ report thereon;

2.	To elect directors of the Company for the ensuing year;

3.	To appoint auditors of the Company for the ensuing year and to authorize the directors to fix their remuneration;

4.	To transact such further and other business as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.

The Company is holding the Meeting as a completely virtual meeting, which will be conducted by teleconference, by calling 1-877-407-2991 (toll-free in Canada and USA) or 1-201-389-0925 (outside of Canada and USA). Shareholders will not be able to attend the Meeting in person. Registered shareholders and duly appointed proxyholders will be able to attend, ask questions and vote at the Meeting virtually through the above noted phone numbers. Non-registered shareholders (being shareholders who hold their shares, among others, through a broker, investment dealer, bank, trust company, custodian, nominee or other intermediary) who have not duly appointed themselves as proxyholder will be able to attend the virtual Meeting as guests, but guests will not be able to vote or ask questions at the Meeting.

Participant / Guest (Toll-Free):	1-877-407-2991	INCOMM EVENT 14
Participant / Guest (Toll):	1-201-389-0925	INCOMM EVENT 14

A shareholder who wishes to appoint a person other than the management nominees identified on the form of proxy or voting instruction form, to represent him, her or it at the Meeting may do so by inserting such person’s name in the blank space provided in the form of proxy or voting instruction form and following the instructions in the Management Information Circular and on their form of proxy or voting instruction form.

If you are a registered shareholder of the Company and unable to attend the virtual Meeting, complete and return the accompanying form of proxy in accordance with the instructions set out in the proxy and in the Management Information Circular accompanying this Notice of Meeting. A proxy will not be valid unless it is received by Computershare Investor Services Inc, 8th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1 not less than 48 hours (excluding Saturdays, Sundays and holidays) between the time fixed for the Meeting or any adjournment(s) or postponement(s) thereof. Telephone voting can be completed at 1-866-732-8683 and Internet voting can be completed at investorvote.com.

The Chairman of the Meeting has the discretion to accept proxies received after that time.

The accompanying Management Information Circular provides additional information relating to the matters to be dealt with at the Meeting and is supplemental to and expressly made a part of this Notice of Meeting.

DATED at Vancouver, British Columbia this 1st day of April, 2021.

BY ORDER OF THE BOARD OF DIRECTORS (signed) “J. Brian Kynoch” J. Brian Kynoch, President

If you are a non-registered shareholder of the Company and receive these materials through your broker or through another intermediary, please complete and return the materials in accordance with the instructions provided to you by your broker or by any other intermediary. Failure to do so may result in your shares not being eligible to be voted by proxy at the Meeting.

2

IMPERIAL METALS CORPORATION

MANAGEMENT INFORMATION CIRCULAR

(information as at April 1, 2021 unless indicated otherwise)

This Information Circular accompanies the Notice of Annual General Meeting (the “Meeting”) of the shareholders of Imperial Metals Corporation (the “Company”) to be held on Wednesday, May 26, 2021 at the time and place and for the purposes set out in the accompanying Notice of Meeting. This Information Circular is furnished in connection with the solicitation of proxies by management of the Company for use at the Meeting and at any adjournment(s) or postponement(s) of the Meeting.

It is expected that solicitations of proxies will be made primarily by mail and possibly supplemented by email, telephone or other personal contact by directors, officers and employees of the Company at nominal cost. The Notice of Meeting and form of proxy (the “Proxy”) together with a financial statement request form will be posted on the Company’s website as of April 13, 2021. The costs of solicitation will be borne by the Company. In this Information Circular, except where otherwise indicated, all dollar amounts are expressed in Canadian currency.

NOTICE-AND-ACCESS

The Company has elected to use the notice-and-access provisions (“Notice-and-Access Provisions”) for the Meeting pursuant to National Instrument 54-101 Communication with Beneficial Owners of Securities of a Reporting Issuer (“NI 54-101”) with respect to the mailing to its registered and non-registered (beneficial) shareholders. The Notice-and-Access Provisions allow the Company to post proxy-related materials both on SEDAR and a non-SEDAR website, rather than delivering the materials by mail. Shareholders will receive a Notice-and-Access notification, which will contain information on how to obtain electronic and paper copy of the Notice of Meeting, and a form of proxy or voting instruction form along with a financial statement request form. Shareholders wishing to receive paper copies of the meeting materials may request copies by contacting 604-488-2659 or inquiries@imperialmetals.com.

The Company is not using procedures known as ‘stratification’ in relation to the Notice-and-Access Provisions. Stratification occurs when a reporting issuer using the Notice-and-Access Provisions provides a paper copy of the Information Circular to some, but not all, shareholders with the Notice of Meeting.

RECORD DATE

The board of directors of the Company (the “Board”) has set the close of business on April 1, 2021, as the record date (the “Record Date”) for determining which shareholders of the Company shall be entitled to receive notice of and to vote at the Meeting. Only shareholders of record as of the Record Date are entitled to receive notice of and to vote at the Meeting, unless after the Record Date a shareholder of record transfers his, her or its Common Shares and the transferee (the “Transferee”), upon establishing that the Transferee owns such Common Shares, requests in writing, at least ten days prior to the Meeting or at any adjournment(s) or postponement(s) thereof, that the Transferee may have his, her or its name included on the list of shareholders entitled to vote at the Meeting. In such case, the Transferee, upon fulfilling the necessary requirements, will be entitled to vote such shares at the Meeting. Such written request by the Transferee shall be filed with the Corporate Secretary of the Company at Suite 200, 580 Hornby Street, Vancouver, British Columbia, Canada V6C 3B6.

PROXIES AND VOTING RIGHTS

Management Solicitation and Appointment of Proxies

Registered Shareholders

The persons named in the accompanying Proxy are nominees of the Company’s management. A shareholder has the right to appoint a person (who need not be a shareholder) to attend and act for and on the shareholder’s behalf at the Meeting other than the persons designated as proxyholders in the accompanying Proxy. To exercise this right, the shareholder must either:

(a)	on the accompanying Proxy, insert the name of the shareholder’s nominee in the blank space provided; or
(b)	complete another proper form of proxy.

To be valid, a Proxy must be signed by the shareholder or his or her legal personal representative. In the case of a corporation, the Proxy must be signed by a duly authorized representative of the corporation.

The completed Proxy, together with the power of attorney or other authority, if any, under which the Proxy was signed or a notarially certified copy of the power of attorney or other authority, must be received by Computershare Investor Services Inc., Attention: Proxy Department, 8th Floor, 100 University Avenue, Toronto, Ontario M5J 2Y1, by 9:00 am (Pacific time) on May 21, 2021 or not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time that the Meeting is to be reconvened after any adjournment(s) or postponement(s) thereof. The Chairman of the Meeting has the discretion to accept proxies received after that time. Telephone voting can be completed at 1-866-732-VOTE (1-866-732-8683) and Internet voting can be completed at investorvote.com.

A registered shareholder or a Non-Registered Shareholder who has appointed themselves or a third party proxyholder to represent them at the Meeting, will appear on a list of shareholders prepared by Computershare (as defined below).

Non-Registered Shareholders

Only registered shareholders or duly appointed proxyholders are permitted to vote at the Meeting. Most shareholders of the Company are “non-registered shareholders” because the shares they own are not registered in their name but are instead registered in the name of the brokerage firm, bank or trust company through which they purchased their shares. More particularly, a person is not a registered shareholder in respect of shares which are held on behalf of that person (the “Non-Registered Holder”) but which are registered either: (a) in the name of an intermediary (an “Intermediary”) that the Non-Registered Holder deals with in respect of the shares (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs, TFSAs and similar plans); or (b) in the name of a depository (such as The Canadian Depository for Securities Limited) of which the Intermediary is a participant. In accordance with the requirements of applicable securities laws, the Company has elected to send copies of the Notice-and-Access notification, and the Proxy together with a financial statement request form (collectively, the “Meeting Materials”) to the depositories and Intermediaries for onward distribution to Non-Registered Holders. The Meeting Materials for those shareholders with existing instructions on their account to receive printed materials will also include a printed copy of the Notice of Meeting.

Intermediaries are required to forward the Meeting Materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them. Very often, Intermediaries will use service companies to forward the Meeting Materials to Non-Registered Holders. Generally, Non-Registered Holders who have not waived the right to receive Meeting Materials will either:

a)	be given a Proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of shares beneficially owned by the Non-Registered Holder but which is otherwise not completed. Because the Intermediary has already signed the Proxy, this Proxy is not required to be signed by the Non-Registered Holder when submitting the Proxy. In this case, the Non-Registered Holder who wishes to submit the Proxy should otherwise properly complete the Proxy and deliver it to the offices of the Company; or

b)	more typically, be given a voting instruction form which is not signed by the Intermediary and which, when properly completed and signed by the Non-Registered Holder and returned to the Intermediary or its service company, will constitute voting instructions (often called a proxy authorization form) which the Intermediary must follow.

In either case, the purpose of this procedure is to permit Non-Registered Holders to direct the voting of the shares which they beneficially own. Should a Non-Registered Holder who receives one of the above forms wish to vote at the Meeting, the Non-Registered Holder should strike out the names of the management proxyholders and insert the Non-Registered Holder’s name in the blank space provided, or in the case of a proxy authorization form, follow the corresponding instructions on the form. In either case, Non-Registered Holders should carefully follow the instructions of their Intermediary, including those regarding when and where the Proxy or proxy authorization form is to be delivered.

Non-Registered Holders who have not duly appointed themselves as proxyholders may attend the Meeting as guests. Guests will be able to listen to the Meeting but will not be able to vote or ask questions at the Meeting. This is because Computershare does not have a record of Non-Registered Holder of the Company and, as a result, will have no knowledge of shareholdings or entitlement to vote, unless the Non-Registered Holder appoints itself as proxyholder.

If you are a Non-Registered Holder and wish to vote at the Meeting, you must appoint yourself as proxyholder by inserting your own name in the space provided for appointing a proxyholder on the voting instruction form sent to you and follow all of the applicable instructions, including the deadline, provided by the intermediary/broker.

Attendance and Participation at the Meeting

The Meeting will be conducted by teleconference, by calling 1-877-407-2991 (toll-free in Canada and USA) or 1-201-389-0925 (outside of Canada and USA). Shareholders will not be able to attend the Meeting in person. We intend to hold the virtual Meeting in a manner that affords you opportunities to participate, substantially similar to those you would have at an in-person meeting. Registered shareholders and duly appointed proxyholders will be able to attend, ask questions and vote at the Meeting virtually through the above noted phone numbers. Non-registered shareholders (being shareholders who hold their shares, among others, through a broker, investment dealer, bank, trust company, custodian, nominee or other intermediary) who have not duly appointed themselves as proxyholder will be able to attend the virtual Meeting as guests, but guests will not be able to vote or ask questions at the Meeting.

Participant / Guest (Toll-Free):	1-877-407-2991	INCOMM EVENT 14
Participant / Guest (Toll):	1-201-389-0925	INCOMM EVENT 14

It is recommended to connect at least ten minutes prior to the scheduled start time of the Meeting. It is your responsibility to ensure that you remain connected.

A summary of the information shareholders will need to attend the virtual Meeting is provided below.

•	Registered Shareholder must provide the control number located on the form of proxy.

•	Duly appointed proxyholder has been duly appointed and registered as described in “Appointment of a Third Party as Proxyholder” below.

•	Guests, including Non-Registered Holders who have not duly appointed themselves as proxyholder can listen to the Meeting, but will not be able to vote or ask questions.

Appointment of a Third Party as Proxyholder

The following applies to shareholders who wish to appoint a person (a “third party proxyholder”) other than the management nominees set forth in the form of proxy or voting instruction form as proxyholder, including non-registered shareholders who wish to appoint themselves as proxyholder to attend and participate at the Meeting.

Shareholders who wish to appoint a third party proxyholder to attend and participate at the Meeting as their proxy and vote their Shares MUST submit their proxy or voting instruction form (as applicable) appointing such third party proxyholder. To appoint a third party proxyholder, insert such person’s name in the blank space provided in the form of proxy or voting instruction form and follow the instructions for submitting such form of proxy or voting instruction form.

Revocation of Proxies

A shareholder who has given a Proxy may revoke it at any time before the Proxy is exercised:

a)	by an instrument in writing that is:

(i)	signed by the shareholder (or his or her attorney authorized in writing) or, where the shareholder is a corporation, a duly authorized representative of the corporation; and

(ii)	delivered to Computershare Investor Services Inc. or to the registered office of the Company at 200 – 580 Hornby Street, Vancouver, British Columbia, V6C 3B6 at any time up to and including the last business day preceding the day of the Meeting or any adjournment(s) or postponement(s) thereof, or delivered to the chairperson of the Meeting prior to the commencement of the Meeting; or

b)	in any other manner provided by law.

A revocation of a proxy does not affect any matter on which a vote has been taken prior to the revocation.

Voting of Shares and Proxies and Exercise of Discretion by Proxyholders

If the Proxy is completed, signed and delivered to the Company, the person(s) named as proxyholders therein shall vote or withhold from voting the Common Shares in respect of which they are appointed as proxyholders at the Meeting in accordance with the instructions of the shareholder of the Company appointing them, on any ballot, and if the shareholder specifies a choice with respect to any matter to be acted upon at the Meeting, the person(s) appointed as proxyholder shall vote accordingly. The Proxy confers discretionary authority upon the person(s) named therein with respect to: (a) each matter or group of matters identified therein for which a choice is not specified; (b) any amendment to or variation of any matter identified therein; and (c) to transact such other business as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof. As of the date of this Information Circular, the Board knows of no such amendments, variations or other matters to come before the Meeting, other than matters referred to in the Notice of Meeting. However, if other matters should properly come before the Meeting, the Proxy will be voted on such matters in accordance with the best judgment of the person(s) voting the Proxy.

If no choice is specified by a shareholder of the Company with respect to any matter identified in the Proxy or any amendment or variation to such matter, it is intended that the persons designated by management in the Proxy will vote the shares represented thereby in favour of such matter.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The Company’s authorized capital consists of an unlimited number of Common Shares without par value. As of April 1, 2021, there were a total of 128,526,424 Common Shares issued and outstanding. Each Common Share entitles the holder thereof to one vote.

To the knowledge of the directors and executive officers of the Company, no person or company beneficially owns, directly or indirectly, or exercises control or direction over, voting securities of the Company carrying more than 10% of the voting rights attached to any class of voting securities of the Company as at the date hereof other than as set out below:

Name	Common Shares Held	Percentage of Outstanding Common Shares
Mr. N. Murray Edwards (“Edwards”) and Edco Capital Corporation (“Edco”), a company controlled by Mr. Edwards	52,951,153	41.2
Fairholme Capital Management, LLC (“Fairholme”) on behalf of funds or accounts managed by it	23,591,767	18.3

ELECTION OF DIRECTORS

The Board proposes to nominate the seven (7) persons named in the table below (the “Nominees”) for election as directors of the Company. Each Nominee elected as a director of the Company will hold office until the next annual general meeting of the shareholders of the Company or until the director sooner ceases to hold office.

The following table sets out the name of each Nominee, the place in which he or she is ordinarily resident, all offices of the Company now held by him or her, his or her present principal occupation, the period of time during which he or she has been a director of the Company, and the number of Common Shares of the Company beneficially owned by him or her, directly or indirectly, or over which he or she exercises control or direction, as of the date of this Information Circular.

Name, Place of Residence and Position with Company (1)	Principal Occupation (1)	Director Since	Common Shares Owned(1)
J. Brian Kynoch [5] British Columbia, Canada Director and President	President of the Company.	March 7, 2002	1,329,690

Pierre Lebel 2/4/5 British Columbia, Canada Director and Chairman	Chairman of the Board of Directors of the Company.	December 6, 2001	170,724

Larry G. Moeller 2/3/4 Alberta, Canada Lead Director	President, Kimball Capital Corporation, a private company.	March 7, 2002	3,756,110

Theodore W. Muraro 3/5/6 British Columbia, Canada Director	Geological Engineer.	November 4, 2009	16,634

Janine North2/3/6 British Columbia, Canada Director	Professional Director.	May 22, 2018	47,478

James P. Veitch 2/6 Alberta, Canada Director	Businessman and Director and Secretary/Treasurer of a private consultancy company.	May 22, 2018	33,696

Edward A. Yurkowski 2/3/4/5/6 British Columbia, Canada Director	Retired Mining Contractor and Mining Executive.	May 20, 2005	19,338

(1)	The information as to the place of residence, principal occupation and shares beneficially owned, or controlled or directed, directly or indirectly, has been furnished by the respective directors individually.
(2)	Member of the Audit Committee
(3)	Member of the Compensation Committee
(4)	Member of the Corporate Governance and Nominating Committee
(5)	Member of the Health and Safety Committee
(6)	Member of the Special Committee | Mount Polley Breach

No Nominee is to be elected under any arrangement or understanding between the Nominee and any other person or company, except the directors and executive officers of the Company acting solely in such capacity.

Corporate Cease Trade Orders or Bankruptcies

Mr. Yurkowski was a director of Chieftain Metals Corp. (“Chieftain”) from May 22, 2013 to September 1, 2016. On August 31, 2016, Chieftain and its wholly-owned subsidiary (Chieftain Metals Inc.) was served with an application by West Face Capital Inc., as agent for West Face Long Term Opportunities Global Master L.P., seeking the appointment of Grant Thornton Limited as receiver of all of the assets, undertakings and properties of Chieftain. On September 6, 2016, the Ontario Superior Court of Justice issued an order appointing Grant Thornton Limited as the receiver and manager of all the assets, undertakings and properties of Chieftain. On June 2, 2017, the Ontario Superior Court of Justice issued an order authorizing Grant Thornton Limited to file a proposal under the Bankruptcy and Insolvency Act (Canada) in respect of Chieftain and its wholly owned subsidiary.

Other than as described above, no proposed director of the Company is or has been, during the ten years preceding the date of this Information Circular, to the knowledge of the Company:

(a)	a director, chief executive officer or chief financial officer of any company that:

(i)	was the subject of a cease trade or similar order or an order that denied such issuer access to any exemption under securities legislation that was in effect for a period of more than thirty consecutive days (an “Order”) that was issued while the proposed director was acting in the capacity as director, chief executive officer or chief financial officer; or

(ii)	was subject to such an Order that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer of the company that is the subject of the Order and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer; or

(b)	a director or executive officer of any company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of that company.

Individual Bankruptcies

During the ten (10) years preceding the date of this Information Circular, no proposed director of the Company has, to the knowledge of the Company, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of that individual.

Penalties or Sanctions

None of the proposed nominees for election as directors has been subject to:

(a)	any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority since December 31, 2000; or

(b)	any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable security holder in deciding whether to vote for a proposed director.

STATEMENT OF EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Company’s executive compensation program is administered by the Compensation Committee on behalf of the Board. The members of the Compensation Committee are all independent, non-management directors. The Compensation Committee is responsible for ensuring that the Company has in place an appropriate plan for executive compensation. The plan must be competitive and rewarding in order to attract, retain and motivate executives who will provide the leadership required to enhance the growth and profitability of the Company.

The Compensation Committee’s overall policy for determining executive compensation is based on the following principles:

1.	support the fundamental objective of maximizing long term shareholder value;

2.	make performance the key determinant of pay for executive officers; and

3.	establish clear management accountabilities for executive officers.

Executive compensation is comprised of several components: base salary, annual incentives which relate to specific accomplishments during the year and which are paid in cash and long term equity-based incentives in the form of stock options. To date, no specific formulae have been developed to assign a specific weighting to each of these components. The Company’s compensation philosophy is to foster entrepreneurship at all levels of the organization by making long term equity-based incentives, through the granting of stock options, a significant component of executive compensation assuming the Company’s common share price achieves good long term performance. The Compensation Committee uses third party compensation data to help determine appropriateness and competitiveness of its compensation program. The Compensation Committee reviews each component of executive compensation and, in addition, reviews total compensation for overall competitiveness.

The Company has not completed an assessment of the potential risks associated with the Company’s compensation policies and practices. The Compensation Committee is responsible for annually reviewing the Company’s compensation arrangements, as set out above, and may determine to undertake such an assessment during a later period.

The Company has not prohibited its executive officers or directors from purchasing financial instruments that are designed to hedge or off-set a decrease in market value of any securities of the Company granted as compensation or held, directly or indirectly, by an executive officer or director.

Base Salary

The Compensation Committee and the Board approve the salary ranges for all levels of the Company’s employees. The Company believes that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. Base salaries for executives are determined by assessment of sustained performance and consideration of competitive compensation levels for the markets in which the Company operates. The Company uses third party compensation surveys (for mining and natural resource companies between 300 and 1,000 employees) to benchmark its base salary levels.

Salary increases for the named executive officers (the “Named Executive Officers” or “NEOs”)1 during the year ending December 31, 2020 averaged 0%.

Annual Incentives

The Compensation Committee believes that incentive compensation motivates individual performance to maximize shareholder value and aligns executive officer performance with the Company’s objectives and shareholder interests.

The Board has approved a bonus plan that is meant to increase corporate performance, profitability and shareholder value. Under the plan, cash payments are made when predetermined operational and financial targets are met. In addition, the Compensation Committee factors into the bonus its assessment of each executive officer’s respective contribution to this achievement.

[1]	For a further definition of the terms “Named Executive Officer” and “NEO”, reference may be made to the section entitled “Summary Compensation Table” on page 10.

There are three elements used in determining the annual bonus (all excluding Huckleberry mine):

1.	Financial target (33%) is defined as consolidated pretax cashflow from operations before bonus;
2.	Operating target (33%) (based on the Red Chris and Mount Polley mines) is comprised of three equally weighted elements: metal production in concentrate, mill throughput, and aggregate costs (excluding exploration); and
3.	Board discretion (34%), which provides the Board opportunity to evaluate the employee’s performance.

The bonus calculation has two components, a target bonus and an extra bonus. The target bonus is payable for each bonus element if the targets for that bonus element are met. The extra bonus is payable if a bonus element target is exceeded.

66% of the target bonus is payable if the Company achieves its financial and operating targets. 34% of the target bonus is payable at Board discretion. No target bonus is payable on a bonus element if less than 80% of that target element is reached. The target bonus (other than the Board discretion component) is paid on a graduated scale commencing at 80% of the target and in full when the target element is met. Target elements are evaluated individually and aggregated to determine the overall contribution of that element toward the target bonus. Not all operating elements need to be achieved for payout under the operating target element.

The extra bonus is payable if the target element is exceeded on a graduated scale commencing at 100% of target up to 120% of target. The extra bonus is paid in full when 120% of the target element is achieved.

The maximum bonus payout as a percentage of their base salary for each NEO listed is as follows:

Brian Kynoch	75.00%
Darb Dhillon	52.50%
Don Parsons	52.50%
Randall Thompson	37.50%
James Miller-Tait	26.25%

In 2020 the mines operated by the Company were on care and maintenance and the Red Chris mine is operated by our Joint Venture partner. The Compensation Committee is reviewing the structure of the bonus plan so that the elements used in determining the annual bonus align with the current operations of the Company.

Long Term Compensation (Option Grants)

The Company has a broadly-based employee stock option plan. The plan is designed to encourage stock ownership and entrepreneurship on the part of employees and, in particular, all executive officers. The plan aligns the interests of executive officers with shareholders by linking a significant component of executive compensation to the long term performance of the Company’s common stock.

The President makes recommendations to the Compensation Committee regarding individual stock option based awards for all recipients. The Compensation Committee reviews the appropriateness of the stock option grant recommendations from the President for all eligible employees and accepts or adjusts these recommendations.

Previous stock option grants are taken into account when considering new option grants. Options are granted from time to time and vest over a three (3) or five (5) year period.

The Board is of the view that while fair compensation is an essential element of job satisfaction and performance, other elements such as employee recognition, inclusiveness, job ownership and autonomy, transparency and consistency are equally important and encourages loyalty and principled behavior.

Performance Graph

The following graph compares the cumulative total shareholder return on a $100 investment in Common Shares of the Company to a $100 investment in the S&P/TSX Composite Index (assuming the reinvestment of dividends), for the period from December 31, 2015 to December 31, 2020. The performance of the Common Shares as set out in the graph below does not necessarily indicate future price performance.

Year	31-Dec-15	31-Dec-16	31-Dec-17	31-Dec-18	31-Dec-19	31-Dec-20
S&P/TSX Composite	100.00	121.08	132.09	120.36	147.89	156.17
III	100.00	90.99	50.90	23.27	30.93	76.58

In the three (3) year period ended December 31, 2020, the NEO’s cash compensation increased by 13.3%, the NEO’s total compensation increased by 57.9% and the Common Share price increased by 50.4%.  Factors impacting the change in the NEO’s compensation were: (i) there was an option awarded to all NEO’s in 2020 and were no options awarded to NEO’s in 2018 and 2019; and (ii) cash bonuses were awarded in 2018, 2019 and 2020. The cash bonuses related to 2019 were paid in 2020 and the 2020 cash bonus amounts have not yet been determined.

Summary Compensation Table

“Named Executive Officers” or “NEOs” means the Chief Executive Officer (the “CEO”) and the Chief Financial Officer (the “CFO”) of the Company and each of the Company’s three most highly compensated executive officers, other than the CEO and CFO, who were serving as executive officers at the end of the most recently completed fiscal year and whose compensation was more than $150,000. It also includes any individual who would have satisfied the foregoing criteria except that individual was not serving as an executive officer at the end of the most recently completed financial year.

The following table summarizes the compensation earned for each of the Company’s three most recently completed financial years ended December 31, 2020 by each individual who during fiscal 2020 served as a Named Executive Officer.

Non-Equity Incentive Plan Compensation ($)
Name & Principal Position		Salary ($)	Share- based awards ($)	Option- based awards ($)(1)	Annual incentive plans(2)	Long-term incentive plans	Pension value ($)	All other compensation ($)(3)	Total compensation ($)
Brian Kynoch(4)(5) President	2020 2019 2018	244,292 301,740 275,000	- - -	198,400 - -	60,000 150,000 76,381	- - -	- - -	8,550 9,624 9,625	511,242 461,364 361,006
Andre Deepwell(6) Chief Financial Officer	2020 2019 2018	189,314 241,200 240,000	- - -	49,600 - -	32,056 92,716 42,462	- - -	- - -	6,648 8,400 8,400	277,618 342,316 290,862
Darb Dhillon(7) Chief Financial Officer	2020	83,957	-	99,200	11,439	-	-	1,800	196,396
Don Parsons Chief Operating Officer	2020 2019 2018	232,933 241,500 240,000	- - -	99,200 - -	32,213 61,156 42,462	- - -	- - -	6,988 7,245 7,200	371,334 309,901 289,662
Randall Thompson(8) VP Operations	2020 2019 2018	194,723 201,265 97,051	- - -	99,200 - -	26,852 44,177 -	- - -	- - -	6,815 7,000 -	327,590 252,442 97,051
James Miller-Tait VP Exploration	2020 2019 2018	163,493 166,650 165,000	- - -	99,200 - -	11,235 28,241 14,596	- - -	- - -	4,905 4,999 4,950	278,833 199,890 184,546

(1)	This column includes the option grants made by the Company to the Named Executive Officers. The Company uses the Black-Scholes option pricing model for determining fair value of stock options issued at grant date. The Black-Scholes option valuation is determined using the expected life of the stock option, expected volatility of the Company’s Common Share price, expected dividend yield, and risk-free interest rate.
(2)	Amounts referred to in this column include payments under the Bonus Plan which are typically paid after receipt of the Company’s annual audited financial statements in the following year. The amounts shown for 2018 were determined and paid on October 8, 2019. The amounts shown for 2019 include bonuses paid upon the completion of the sale of a 70% interest in the Company’s Red Chris mine to Newcrest Mining Limited, with the payments under the Bonus Plan in respect of 2019 paid on Nov 27, 2020.
(3)	Contributions by the Company to an Employee Share Purchase Plan or RRSP Plan.
(4)	As a management director of the Company, Mr. Kynoch does not receive any compensation for serving as a director or for attending meetings of the Board. The 2019 amount includes a partial payout of accrued vacation.
(5)	The Company does not have a Chief Executive Officer; however, Mr. Kynoch fulfills this role as the Company’s principal executive officer.
(6)	Retired on July 1, 2020.
(7)	Appointed July 1, 2020.
(8)	Joined the Company on July 5, 2018.

Incentive Plan Awards

Outstanding Option-Based Awards

The following table sets out for each NEO, the incentive stock options (option-based awards) outstanding as at December 31, 2020.

Option-based Awards
Name	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option Expiration Date	Value of unexercised in-the- money options ($) (1)
Brian Kynoch	200,000 200,000	8.00 2.00	Dec 03 2025 Apr 30 2025	- -
Darb Dhillon	65,000 100,000	5.75 2.00	Dec 31 2027 Apr 30 2025	- -
Don Parsons	100,000 100,000	8.00 2.00	Dec 03 2025 Apr 30 2025	- -
Randall Thompson	100,000	2.00	Apr 30 2025	-
James Miller-Tait	50,000 100,000	8.00 2.00	Dec 03 2025 Apr 30 2025	- -

(1)	Based on the difference between the option exercise price and the closing price of the Company’s shares on the TSX at December 31, 2020, which was $5.10.

Value Vested or Earned During the Year

The following table shows the incentive plan awards value vested or earned for each NEO for the year ending December 31, 2020.

Name	Option-based awards – Value vested during the year ($) (1)	Non-equity incentive plan compensation – Value earned during the year ($) (2)
Brian Kynoch	-	60,000
Darb Dhillon	-	11,439
Don Parsons	-	32,213
Randall Thompson	-	26,852
James Miller-Tait	-	11,235

(1)	The amount represents the aggregate dollar value that would have been realized if the options had been exercised on the vesting date, based on the difference between the closing price of the Company’s shares and the exercise price on such vesting date.
(2)	Payments under the Bonus Plan in respect of 2019 were paid on Nov 27, 2020.

See “Securities Authorized For Issuance Under Equity Compensation Plans – Stock Option Plan”. During the most recently completed financial year, no Named Executive Officers exercised any options.

Termination and Change of Control Benefits

There were no compensatory plans, contracts or arrangements where a Named Executive Officer is entitled to receive more than $50,000 from the Company or its subsidiaries, including periodic payments or installments, in the event of (i) resignation or retirement of the Named Executive Officer’s employment with the Company and its subsidiaries; (ii) a change of control of the Company or any of its subsidiaries; or (iii) a change in the Named Executive Officer’s responsibilities.

In the event of a termination without cause, Don Parsons is eligible for one month’s payment in lieu of notice for each year of employment to a maximum of 12 months valued to be $246,000 as at December 31, 2020.

In the event of a termination without cause, Randall Thompson is eligible for six months payment in lieu of notice valued to be $102,530 as at December 31, 2020.

In the event of a termination without cause, James Miller-Tait is eligible for one month’s payment in lieu of notice for each year of employment to a maximum of six months valued to be $85,800 as at December 31, 2020.

Director Compensation

Commencing July 1, 2008, the Company has paid compensation comprised of cash and Common Shares to its non-management directors, being each director who is not an officer, employee or consultant of the Company.

Until December 1, 2015, each non-management director, other than the Chairman, received an annual retainer of $40,000 payable in Common Shares plus a meeting fee of $1,000 payable in cash for each Board or committee meeting attended, subject to an aggregate maximum of $1,000 per day in meeting fees regardless of the number of meetings attended. The Company purchases the shares in the market for delivery to the directors.

Effective December 1, 2015, the annual retainer for each non-management director, other than the Chairman, was reduced to $36,000 payable in Common Shares plus a meeting fee of $900 payable in cash for each Board or committee meeting attended, subject to an aggregate maximum of $900 per day in meeting fees regardless of the number of meetings attended.

In 2015 the retainer for the Chairman of the Board was $8,333 per month. Subsequent to December 31, 2015, the monthly retainer was retroactively reduced by 10% effective December 1, 2015 such that the retainer is $6,825 per month.

On a quarterly basis, the number of Common Shares to be delivered to each non-management director of the Company is determined by dividing 25% of the annual retainer by the weighted average daily price of the Common Shares for the respective quarter.

Directors are also reimbursed for travel and out-of-pocket expenses incurred in connection with their duties as directors.

Director Compensation Table

The following table sets forth all compensation paid for the financial year ended December 31, 2020 to non-NEO members of the Board.

Name (1)	Fees earned ($)	Share- based awards ($)(3)	Option- based awards ($)	Non-equity incentive plan compensation ($)	Pension value ($)	All other compensation ($)	Total ($)
Pierre Lebel (2)	70,980	-	49,600	-	-	-	120,580
Larry Moeller	5,400	36,000	-	-	-	-	41,400
Theodore Muraro	4,500	36,000	-	-	-	-	40,500
Janine North	5,400	36,000	-	-	-	-	41,400
James P. Veitch	5,400	36,000	-	-	-	-	41,400
Edward Yurkowski	5,400	36,000	-	-	-	-	41,400

(1)	Mr. Kynoch, President of the Company, does not receive any compensation for serving as a director or for attending meetings of the Board. Disclosure for Mr. Kynoch’s compensation is provided on page 10 of this Information Circular.
(2)	In 2020, Mr. Lebel received compensation of $6,825 per month for January 1 to March 31, 2020 and December 1 to December 31, 2020. For April 1 to November 30, 2020 his compensation was $5,460 per month for all services provided to the Company during the year. Mr. Lebel spends a minimum of 14 days per month on Company business. He receives $400/day for any additional days required.
(3)	Annual retainer payable in Common Shares, issued quarterly.

Option-Based Awards to Directors

The following table sets out the awards outstanding at December 31, 2020 for non-NEO members of the Board.

Option-based Awards
Name(1)	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option Expiration Date	Value of unexercised in-the-money options ($)(2)
Pierre Lebel	50,000	8.00	Dec 03 2025	-
	50,000	2.00	Apr 30 2025	-
Larry Moeller	-	-	-	-
Theodore Muraro	-	-	-	-
Janine North	-	-	-	-
James P. Veitch	-	-	-	-
Edward Yurkowski	-	-	-	-

(1)	Mr. Kynoch, President of the Company, does not receive any compensation for serving as a director or for attending meetings of the Board. Disclosure for Mr. Kynoch’s compensation is provided on page 10 of this Information Circular.
(2)	Based on the difference between the option exercise price and the closing price of the Company’s shares on the TSX at December 31, 2020, which was $5.10.

Value Vested or Earned During the Year

The following table shows the incentive plan awards value vested or earned for each non-NEO director for the fiscal year ending December 31, 2020.

Name(1)	Option-based awards – Value vested during the year ($)(2)	Non-equity incentive plan compensation – Value earned during the year ($)
Pierre Lebel	-	-
Larry Moeller	-	-
Theodore Muraro	-	-
Janine North	-	-
James P. Veitch	-	-
Edward Yurkowski	-	-

(1)	Mr. Kynoch, President of the Company, does not receive any compensation for serving as a director or for attending meetings of the Board. Disclosure for Mr. Kynoch’s compensation is provided on page 10 of this Information Circular.
(2)	The amount represents the aggregate dollar value that would have been realized if the options had been exercised on the vesting date, based on the difference between the closing price of the Company’s shares and the exercise price on such vesting date.

CORPORATE GOVERNANCE

The Company is a reporting issuer in British Columbia, Saskatchewan, Ontario and Quebec. National Instrument 58-101 Disclosure of Corporate Governance Practices (“NI 58-101”) requires issuers to disclose the corporate governance practices that they have adopted. The following is a discussion of each of the Company’s corporate governance practices for which disclosure is required by NI 58-101.

Board of Directors

The Board considers that six (6) of the seven (7) current directors are independent according to the definition of “independence” set out in NI 52-110. The six (6) directors considered independent are Ms. North, Messrs. Lebel, Moeller, Muraro, Veitch and Yurkowski.

Mr. Lebel, an independent director, is Chair of the Board and presides as such at each meeting. A description of the responsibilities of the Chair of the Board is available on the Company’s website at imperialmetals.com.

Mr. Kynoch, by virtue of his office as President of the Company, is not considered to be an independent director of the Company and the Board considers that a majority of the directors are independent according to the definition of “independence” set out in NI 52-110.

Meetings of independent directors are not regularly scheduled but communication among this group occurs on an ongoing basis as needs arise from regularly scheduled meetings of the Board. The number of these informal meetings has not been recorded, but it would not be less than five (5) in the fiscal year that commenced on January 1, 2019. The Board believes that adequate structures and processes are in place to facilitate the functioning of the Board with a level of independence of the Company’s Management.

The Board appointed Larry Moeller as Lead Director on May 19, 2010. The Lead Director facilitates the functioning of the Board independently of the Company’s management and is generally charged with the responsibility of maintaining and enhancing the quality of the Company’s corporate governance practices.

Term Limits and Representation of Women on the Board of Directors and Executive Officer Positions

There is currently one woman as an executive officer of the Company, representing 14% of all executive officers of the Company. The Company has not considered the level of representation of women in executive officer positions when making appointments for said positions because the Company believes that considering the broadest group of individuals who have the skills, knowledge, experience and character required to provide the leadership needed to achieve our business objectives, without reference to their age, gender, race, ethnicity or religion, is in the best interests of the Company and all of its stakeholders.

The Company has one female director on the Board. The Company has not adopted term limits for the directors of the Company or a target number of women on the Board and women in executive officer positions; however, the Company has adopted a written policy relating to the identification and nomination of women directors (the “Board Diversity Policy”) because the Company believes that skills and backgrounds collectively represented on the Board should reflect the diverse nature of the business environment in which the Company operates.

The Company has not considered the level of representation of women on the Board in identifying and nominating candidates for election or re-election to the Board because the Company is committed to a merit based system for Board composition within a diverse and inclusive culture which solicits multiple perspectives and views and is free of conscious or unconscious bias and discrimination. When assessing Board composition or identifying suitable candidates for appointment or re-election to the Board, the Company will consider candidates on merit against objective criteria having due regard to the benefits of diversity and the needs of the Board. In addition, the Company will periodically assess the expertise, experience, skills and backgrounds of its directors in light of the needs of the Board, including the extent to which the current composition of the Board reflects a diverse mix of knowledge, experience, gender, skills and background.

Directorships

The following directors are currently directors of other issuers that are reporting issuers (or the equivalent) in a jurisdiction in Canada or foreign jurisdiction:

Brian Kynoch	BC Moly Ltd.

Pierre Lebel	West Vault Mining Inc.

Larry Moeller	Magellan Aerospace Corporation and Orbus Pharma Inc.

Janine North	Conifex Timber and Mercer International Inc.

Edward Yurkowski	Fortune Minerals Ltd. and BC Moly Ltd.

Attendance

During the fiscal year that commenced on January 1, 2020 to December 31, 2020, the Board held a total of six (6) meetings:

Directors	Board of Directors	Audit Committee	Corporate Governance and Nominating Committee	Compensation Committee	Health and Safety Committee
Brian Kynoch	6 of 6	n/a	n/a	n/a	4 of 4
Pierre Lebel	6 of 6	5 of 5	2 of 2	n/a	4 of 4
Larry Moeller	6 of 6	5 of 5	2 of 2	3 of 3	n/a
Theodore Muraro	6 of 6	n/a	n/a	3 of 3	4 of 4
Edward Yurkowski	6 of 6	5 of 5	2 of 2	3 of 3	4 of 4
Janine North	6 of 6	5 of 5	n/a	3 of 3	n/a
James P. Veitch	6 of 6	5 of 5	n/a	n/a	n/a

The Chair of the Special Committee | Mount Polley Breach met regularly with Management in 2020 to stay apprised of the progress on matters within its mandate and communicates with the Special Committee members as required.

Board Mandate

The responsibilities of the Board include setting long term goals and objectives for the Company, formulating the plans and strategies necessary to achieve those objectives and supervising senior management in their implementation. Although the Board delegates the responsibility for managing the day to day affairs of the Company to senior management personnel, the Board retains a supervisory role in respect of, and ultimate responsibility for, all matters relating to the Company and its business.

The Board fulfills its mandate through direct oversight, setting policy, appointing committees and appointing management.

The Board Mandate is available at imperialmetals.com.

Position Descriptions

The Board operates under the Board Mandate. In addition, the Board has approved written position descriptions for the positions of President (who acts as CEO), Chairman and Director. The position descriptions are available at imperialmetals.com.

Charters have been adopted for each of the committees of the Board outlining their principal responsibilities.

Orientation and Continuing Education

The Board requires that each new director be provided with a written orientation package relating to the Company as well as information on the responsibilities and liabilities of directors. New directors also meet with existing directors and senior management personnel of the Company to learn about the functions and activities of the Company.

The Corporate Governance and Nominating Committee has overall responsibility for regularly assessing the skills, experience and knowledge represented on the Board for adequacy and effectiveness. To date, no formal continuing education program has been established for Board members. As each director has a different skill set and professional background, orientation and training activities will be tailored to the particular needs and experience of each director.

Corporate Disclosure and Confidentiality Policy

In March 2015, the Company adopted a Corporate Disclosure and Confidentiality Policy, with the objective to ensure that communications relating to the Company are: (i) timely, factual and accurate; and (ii) are disseminated in accordance with all applicable legal and regulatory requirements. The Corporate Disclosure and Confidentiality Policy confirms in writing the Company’s existing disclosure policies and practices, and provides guidance on how the Company interacts with analysts and the public, and contains measures for the Company to avoid selective disclosure.

Anti-Bribery and Anti-Corruption Policy

In February 2014, the Company adopted an Anti-Bribery and Anti-Corruption Policy, which is applicable to all of the Company’s entities and operations, whether operated by the Company, an affiliate, or a subsidiary, and to all Company employees and third party contractors.

The purpose of this Anti-Bribery and Anti-Corruption Policy is to reiterate the Company’s commitment to full compliance by the Company, its subsidiaries and affiliates, and its officers, directors, employees and agents with Canada’s Corruption of Foreign Public Officials Act, the U.S. Foreign Corrupt Practices Act, and any local anti-bribery or anti-corruption laws that may be applicable.

Ethical Business Conduct

The Company does not currently have a formal written code for ethical business conduct; however, it is established under and is therefore governed by the provisions of the BCA. Pursuant to the BCA, a director or officer of the Company must disclose to the Company in writing or by requesting that it be entered in the minutes of meetings of the Board, the nature and extent of any interest that he or she has in material contract or material transaction, whether made or proposed, with the Company, if the director or officer: (a) has a material interest in the contract or transaction; (b) is a director or an officer, or an individual acting in a similar capacity, of a party to the contract or transaction; or (c) has a material interest in a party to the contract or transaction. The interested director cannot vote on any resolution to approve such contract or transaction.

While there is no formal corporate policy on ethical business conduct, the Company carries out its business in accordance with the rules and regulations of all regulatory agencies to which it is subject. This culture of compliance is stressed to all levels of management of the Company to ensure that business is conducted in an ethical and proper manner at all times.

The Board monitors adherence to high standards of conduct through disclosure and inquiry mechanisms. Management is obligated to report to the Corporate Governance and Nominating Committee if instances of unethical behaviour are identified. The Board makes inquiries from time to time to ensure that the Company’s business is conducted in an ethical and proper manner.

Complaint Procedures

In 2004 a policy was implemented which detailed procedures for receipt, retention and treatment of complaints or submissions regarding accounting, internal accounting controls or auditing matters, and confidential and anonymous submission of concerns from employees of the Company or any of its subsidiaries about questionable accounting or auditing matters.

Imperial’s procedures for filing complaints relating to accounting and auditing matters is available at imperialmetals.com.

Nomination of Directors

The process by which the Board identifies new candidates for Board nomination is outlined in the Company’s Corporate Governance and Nominating Committee Charter, is available at imperialmetals.com.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is responsible for assisting the Board in fulfilling its oversight responsibilities by identifying individuals qualified to become Board and Board Committee members and recommending that the Board select director nominees for appointment or election to the Board; and developing and recommending to the Board corporate governance guidelines for the Company and making recommendations to the Board with respect to corporate governance practices. A full description of the responsibilities, powers and operation of the Corporate Governance and Nominating Committee are outlined in its Charter, is available at imperialmetals.com.

The Corporate Governance and Nominating Committee is composed of three (3) independent directors, being Pierre Lebel (Chair), Larry Moeller and Edward Yurkowski.

Audit Committee

The primary objective of the Audit Committee is to act as a liaison between the Board and the Company’s independent auditors (the “Auditors”) and to assist the Board in fulfilling its oversight responsibilities with respect to the financial statements and other financial information provided by the Company to its shareholders, the public and others, the Company’s compliance with legal and regulatory requirements, the qualification, independence and performance of the Auditors and the Company’s risk management and internal financial and accounting controls, and management information systems. A full description of the responsibilities, powers and operation of the Audit Committee are outlined in its Charter, is available at imperialmetals.com.

The Audit Committee is composed of five (5) independent directors, being Larry Moeller (Chair), Pierre Lebel, Janine North, James Veitch and Edward Yurkowski.

Additional information regarding the Audit Committee, as required under National Instrument 52-110 – Audit Committees, can be found in the Company’s Annual Information Form dated March 29, 2021. The Annual Information Form is available on the Canadian System for Electronic Document Analysis and Retrieval (“SEDAR”) which may be accessed at sedar.com under the Company’s profile and is available at imperialmetals.com. A copy of the Company’s Annual Information Form will be provided to any shareholder of the Company without charge by request to the Corporate Secretary of the Company at 200 – 580 Hornby Street, Vancouver, BC V6C 3B6.

Compensation Committee

The Compensation Committee is responsible for reviewing the adequacy and form of compensation provided to Company’s directors and officers. A full description of the responsibilities, powers and operation of the Compensation Committee are outlined in its Charter, is available at imperialmetals.com.

The Compensation Committee is composed of four (4) independent directors, being Larry Moeller (Chair), Theodore Muraro, Janine North and Edward Yurkowski. Each member of the Compensation Committee has direct experience that is relevant to his responsibilities in executive compensation, as well as the skills and experience necessary to enable him to make decisions on the suitability of the Company’s executive compensation.  Each of the Committee members has held senior management positions or other roles in public companies.

During the fiscal year ended December 31, 2020, no outside consultant or advisor was retained by the Company.

Other Board Committees

Other than the Audit, Compensation and Corporate Governance and Nominating Committees, the Board has a Health and Safety Committee. The Health and Safety Committee Charter is available at imperialmetals.com.

The Health and Safety Committee is a standing committee of the Board. The primary function of the Committee is to oversee the development and implementation of appropriate policies, and to review the performance of the Company with respect to industrial health and safety matters.

The Health and Safety Committee is composed of four (4) directors, both independent and non-independent, being Theodore Muraro (Chair), Brian Kynoch, Pierre Lebel and Edward Yurkowski.

On August 7, 2014, the Company formed a Special Committee | Mount Polley Breach to oversee the legal and technical work resulting from the breach at the tailing storage facility at Mount Polley. The Special Committee meets on an ad hoc basis and is composed of four (4) independent directors, being James P. Veitch (Chair), Theodore Muraro, Janine North and Edward Yurkowski.

The Special Committee does not have a Charter.

Assessments

The Corporate Governance and Nominating Committee has the responsibility for reviewing the performance of the Board as outlined in its Charter. In addition to the Board assessment, each Committee of the Board, other than the two Special Committees, is to self-assess their effectiveness and contribution annually as outlined in their Charters.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Stock Option Plan

On March 20, 2007, the Board approved a 10% “rolling” Stock Option Plan (2007) (the “Stock Option Plan”), which was also approved by the Company’s shareholders.  The total number of Common Shares issuable pursuant to stock options outstanding under the Stock Option Plan, including any Common Shares issuable pursuant to outstanding options previously granted under the Company’s former plans, will not exceed 10% of the issued and outstanding Common Shares of the Company.

On March 29, 2010, the Board approved an Amended and Restated Stock Option Plan (2007) (the “Amended Plan”), which was also approved by the Company’s shareholders on May 19, 2010 and was ratified by the shareholders at the annual general meeting held on May 29, 2013, May 27, 2016 and June 25, 2019.  Under the rules and policies of the Toronto Stock Exchange (the “TSX”), unallocated options, rights or other entitlements under a TSX-listed issuer’s security-based compensation arrangement that does not have a fixed maximum number of securities issuable must be approved every three years by a majority of the issuer’s directors and by the issuer’s shareholders.

Summary of the Amended Plan

The Amended Plan is administered by the Board or a committee thereof (the “Committee”). At its discretion, the Committee, from time to time, grants options to directors, officers, employees and certain other persons providing services to the Company or any of its subsidiaries to purchase Common Shares of the Company.

The maximum number of Common Shares issuable pursuant to stock options outstanding under the Amended Plan at any time will not exceed 10% of the number of Common Shares which are issued and outstanding at that time, provided that if any stock option expires or otherwise terminates for any reason without having been exercised in full, the number of Common Shares in respect of such expired or terminated stock options shall again be available for the purposes of granting stock options pursuant to the Amended Plan and reloading is permitted. The number of Common Shares issuable under the Amended Plan and all other established or proposed share compensation arrangements of the Company to insiders of the Company is not to exceed 10% of the outstanding Common Shares. The number of Common Shares issued to insiders of the Company within any one (1) year period pursuant to the Amended Plan and all other established or proposed share compensation arrangements of the Company is not to exceed 10% of the outstanding Common Shares.

The stock options will be exercisable at a price fixed by the Committee at the time of grant that will not be less than the Market Price of the Common Shares on the last trading day immediately prior to the date of the grant. “Market Price”, on any date, will be the closing trading price of the Common Shares of the Company on the TSX (as reported by such exchange) on the date or, in the absence of a closing price on such date, on the most recent date (not exceeding 10 days) prior to such date or, if the Common Shares are not listed on the TSX, on such other stock exchange as the Committee may designate, and otherwise shall be as determined by the Committee, or such price allowed by the applicable regulatory body or exchange.

Options granted under the Amended Plan are exercisable for such term as may be determined by the Committee at the time of grant, subject to earlier termination after certain events such as the optionee’s cessation of service to the Company or death. The Amended Plan provides that if a stock option would otherwise expire during, or within five business days after the end of a trading black-out period imposed by the Company, the expiry date of that stock option will be extended to the day which is ten business days after the end of that trading black-out and empowering the Company to accelerate the termination of stock options in certain circumstances. The Committee, at its sole discretion, may determine the method of vesting, if any, of stock options granted under the Amended Plan. If an optionee ceases to be a director, officer, employee or consultant of the Company for any reason (other than death or retirement), the optionee may, but only within a period determined by the Committee of up to a maximum of 90 days after the optionee’s ceasing to be a director, officer, employee or consultant of the Company, exercise the stock option but only to the extent that the optionee was entitled to exercise it at the date of such cessation. If an optionee ceases to be a director, officer, employee or consultant of the Company by reason of his retirement from the Company, the optionee may exercise the stock option until its expiry date, but only to the extent that the optionee was entitled to exercise it at the date of such cessation. In the event of the death of an optionee, the stock options previously granted to such optionee shall be exercisable only within six months following the date of the death of the optionee or prior to the expiry date of such stock option, whichever is earlier, and then only by the person or persons to whom the optionee’s rights under the stock option shall pass by the optionee’s will or the laws of descent and distribution and if and to the extent that the optionee was entitled to exercise the stock option at the date of the optionee’s death.

Options granted under the Amended Plan are non-assignable and non-transferable without the prior written consent of the Company, which may be withheld in the Company’s sole discretion.

The Company will not provide financial assistance to facilitate the exercise of stock options.

The Amended Plan does not provide for the Company to transform stock options into stock appreciation rights.

The Committee, subject to the prior approval of the Board and, if required, any stock exchange or other regulatory body having jurisdiction which may in turn require the approval of the shareholders of the Company, may discontinue the Amended Plan or amend the Amended Plan or any stock options. Notwithstanding the foregoing, the Committee, subject to the prior approval of the Board, is specifically authorized to amend the terms of the Amended Plan and the terms of any stock options, without obtaining shareholder approval, for, among others, the following purposes:

(a)	amendments of a housekeeping nature, including the correction or rectification of any ambiguities, defective or inconsistent provisions, errors, mistakes or omissions therein and those of a typographical, grammatical or clerical nature and updating provisions therein to reflect changes in governing laws, including tax laws, or to comply with the requirement of any regulatory authority;
(b)	changes to the vesting provisions;
(c)	changes to the manner of determining the Market Price;
(d)	a change to the termination provisions which does not entail an extension beyond the original expiry date;
(e)	any change to the eligible participants as optionees which would have the potential of broadening or increasing insider participation;
(f)	the addition of a deferred or restricted share unit or any other provision which results in optionees receiving securities while no cash consideration is received by the Company;
(g)	provide any form of financial assistance;
(h)	amend a financial assistance provision to be more favorable to the optionees;
(i)	add a cashless exercise feature, payable in cash or securities, whether or not the feature provides for a full deduction of the number of underlying Common Shares from the reserved Common Shares; and
(j)	any reduction in the exercise price or purchase price or the extension of the term of any stock option which benefits a non-insider of the Company.

However, no amendments to the Amended Plan may be approved by the Committee which:

(i)	increase the number of Common Shares reserved for issuance under the Amended Plan (including a change from a fixed maximum percentage of Common Shares to a fixed maximum number of Common Shares but excluding the reloading of securities after exercise);
(ii)	reduce the exercise price or purchase price or extend the term of any stock option which benefits an insider of the Company, which security holder approval must exclude the votes of securities held by the insiders benefiting from the amendment;
(iii)	change the manner of determining the exercise price so that the exercise price is less than the Market Price of the Common Shares on the last trading day immediately prior to the date of grant;
(iv)	increase the aggregate number of Common Shares in respect of which stock options have been granted and remain outstanding so that such number of Common Shares, when taken together with all of the Company’s security based compensation arrangements then either in effect or proposed, shall at any time be such as to result in:
(A)	the number of Common Shares reserved for issuance to insiders pursuant to stock options exceeding 10% of the issued and outstanding Common Shares;
(B)	the issuance to insiders pursuant to stock options, within a one (1) year period, of a number of Common Shares exceeding 10% of the issued and outstanding Common Shares; or
(v)	result in an amendment to any provision of the Amended Plan which does not fall within sections (a) through (j) above,

without obtaining approval of the shareholders of the Company in accordance with the requirements of any stock exchange on which the Common Shares of the Company are listed for trading.

All stock options are subject to the applicable rules and regulations of all regulatory authorities and stock exchanges to which the Company is subject.

As at the end of December 31, 2020, there were an aggregate of 2,345,000 stock options outstanding under the Amended Plan, representing 1.83% of the then issued and outstanding Common Shares, and 10,504,017 stock options remained available for grant, representing 8.17% of the then issued and outstanding Common Shares of the Company.

Burn Rate

The Amended Plan burn rate for each of the three most recently completed financial years is:

Year	Burn Rate
2020	1.8%
2019	0%
2018	0%

Share Purchase Plan

On March 2, 2005, the Board established a Share Purchase Plan, which was approved by the Company’s shareholders on May 16, 2005.

The Share Purchase Plan allows full-time employees of the Company and its subsidiaries who have been employed by the Company or any of its subsidiaries for at least six (6) consecutive months to purchase shares in the Company and receive from the Company an equal number of shares (the “Company’s Contribution”) over and above the shares purchased. The Share Purchase Plan is designed to allow participation by Company employees in the future growth of the Company. Employees must subscribe no later than December 1st of every year to commence contributions for the following calendar year. Employees have the opportunity to contribute up to a maximum of 5% of their gross annual salaries (the “Employee’s Contribution”) excluding any overtime pay, bonuses or allowances of any kind. Except with the further approval of the shareholders of the Company given by the affirmative vote of a majority of the votes cast at a meeting of the shareholders of the Company, excluding the votes of insiders of the Company and such insider’s associates, the Company may not cause (a) the issuance or delivery to insiders of the Company, within a one (1) year period, of Common Shares under the Share Purchase Plan and the Amended Plan to exceed 10% of the outstanding issue; and (b) the issuance or delivery to any one insider of the Company and such insider’s associates, within a one (1) year period, of shares under this Share Purchase Plan and the Amended Plan to exceed 5% of the outstanding issue.

The Company may issue shares from its treasury or purchase shares in the market for delivery to the participants under the Share Purchase Plan. The Company’s contribution will not exceed 400,000 Common Shares in any calendar year and will not exceed 2,000,000 Common Shares in the aggregate (representing 1.54% of the issued Common Shares of the Company at December 31, 2020). As at the end of December 31, 2020, the Company had no outstanding shares awarded and 1,980,398 shares remaining available for grant under the Share Purchase Plan. This represents 1.54% of number of issued and outstanding Common Shares of the Company.

The Board reserves the right to amend, modify or terminate the Share Purchase Plan at any time if and when it is advisable in the absolute discretion of the Board.

Equity Compensation Plan Information

The following table summarizes the Company’s compensation plans described in detail above under which equity securities of the Company are authorized for issuance at the end of the Company’s most recent completed financial year:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	©
Plan Category
Equity compensation plans approved by security holders:
Amended & Restated Stock Option Plan (2007)	2,345,000	$4.60	10,504,017
Share Purchase Plan	Nil	Nil	1,980,398
Equity compensation plans not approved by security holders	Nil	Nil	Nil
Total	2,345,000	$4.60	12,484,415

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

Other than routine indebtedness, no current or former executive officer, director or employee of the Company or any of its subsidiaries, or any proposed nominee for election as a director of the Company, or any associate of any such executive officer, director, employee or proposed nominee, is or has been indebted to the Company or any of its subsidiaries, or to any other entity that was provided a guarantee, support agreement, letter of credit or other similar arrangement or understanding by the Company or any of its subsidiaries in connection with the indebtedness, at any time since the beginning of the most recently completed financial year of the Company.

MANAGEMENT CONTRACTS

Management functions of the Company or any subsidiary of the Company are not, to any substantial degree, performed by a person other than the directors or executive officers of the Company or its subsidiaries (if any).

INTERESTS OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as set forth in this Information Circular, no informed person of the Company, no proposed nominee for election as a director of the Company and no associate or affiliate of any such informed person or proposed nominee has had any material interest, direct or indirect, in any transaction since the commencement of the Company’s most recently completed financial year or in any proposed transaction that, in either case, has materially affected or will materially affect the Company or any of its subsidiaries.

No director, executive officer or proposed nominee for election as a director of the Company, nor any associate or affiliate of any of such persons, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting other than the election of directors or the appointment of auditors.

APPOINTMENT OF AUDITORS

The shareholders will be asked to vote for the re-appointment of Deloitte LLP, Chartered Professional Accountants, as the auditors of the Company to hold office until the next annual general meeting of shareholders of the Company and to authorize the directors to fix their remuneration.

OTHER MATTERS TO BE ACTED UPON

There are no matters to be considered at the Meeting which are known to the directors or executive officers at this time other than as referred to in the Notice of Meeting. However, if any other matters properly come before the Meeting it is the intention of the persons named in the Proxy accompanying this Information Circular to vote the same in accordance with their best judgement of such matters exercising discretionary authority.

ADDITIONAL INFORMATION

Additional information concerning the Company, including the Company’s consolidated interim and annual financial statements and management’s discussion and analysis, is available through SEDAR at sedar.com under “Company Profiles – Imperial Metals Corporation”. Copies of such information may also be obtained on the Company’s website at imperialmetals.com or on request without charge from the Corporate Secretary of the Company, 200 – 580 Hornby Street, Vancouver, British Columbia, V6C 3B6, telephone 604-669-8959, inquiries@imperialmetals.com.

Financial information of the Company is provided in the Company’s consolidated comparative financial statements, and management’s discussion and analysis thereon, for the fiscal year ended December 31, 2020. Copies of such financial statements may be obtained in the manner set forth above.

APPROVAL OF THE BOARD OF DIRECTORS

The undersigned hereby certifies that the contents and sending of this Information Circular have been approved by the directors of the Company.

DATED at Vancouver, British Columbia, Canada, this 1st day of April, 2021.

By Order of the Board of Directors of

IMPERIAL METALS CORPORATION
(signed) “J. Brian Kynoch”
J. Brian Kynoch, President

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